                                  EXHIBIT 99.1

CONNETICS COMPLETES $20.0 MILLION PRIVATE PLACEMENT

PALO ALTO, Calif., June 21 /PRNewswire/ -- Connetics Corporation (Nasdaq: CNCT - news) announced today that it has raised $20.0 million through a private placement of 2,000,000 shares of the Company's unregistered common stock. The shares in the offering were sold to existing and new investors. This brings the number of shares outstanding to approximately 29.3 million. Including the proceeds from the offering, the Company has approximately $70.0 million in cash, cash equivalents and restricted securities. The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

"This financing provides substantial additional resources to expand our relaxin clinical activities and commercial development," said John L. Higgins, chief financial officer of Connetics Corporation. "With growing product revenues, major relaxin clinical events and a strong balance sheet we believe the Company is poised for continued success."

About Connetics

Connetics Corporation, headquartered in Palo Alto, California, is a biopharmaceutical company focused on the development of recombinant human relaxin for multiple indications and on the development and commercialization of novel therapeutics for dermatology and other specialty medical markets. For more information about Connetics and its products, please visit Connetics' Web Site at www.connetics.com, or send e-mail to ir@connetics.com.

This news release contains forward-looking statements and predictions. These statements represent the Company's judgment as of this date and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. Potential risks and uncertainties include, without limitation, those associated with product development, clinical trials and future success. These and other factors are discussed in more depth in Connetics' Form 10-K dated March 2, 2000, the Form S-3 effective June 20, 2000 and in the Company's other filings with the SEC. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.